EXHIBIT 11

              Statement Regarding Computation of Per Share Earnings

              Three and Six Months Ended December 31, 2003 and 2002

                (Dollars in thousands, except per share amounts)

                                                                  Three months ended                       Six months ended
                                                                      December 31,                            December 31,
                                                             -------------------------------         -------------------------------
                                                                 2003                2002                2003                2002
                                                             -----------         -----------         -----------         -----------
Net income .........................................         $     2,881         $     3,824         $     6,254         $     7,648
                                                             ===========         ===========         ===========         ===========

Number of shares outstanding:
Weighted average shares issued .....................          11,900,000          11,900,000          11,900,000          11,900,000
Less: Weighted average shares held in treasury .....           5,021,429           4,714,030           5,031,834           4,640,016
Less: Average shares held by the ESOP ..............             952,000             952,000             952,000             952,000
Plus: ESOP shares released or committed to be
           released during the fiscal year .........             887,585             763,227             871,482             748,242
                                                             -----------         -----------         -----------         -----------
Average basic shares ...............................           6,814,156           6,997,197           6,787,648           7,056,226
Plus: Average common stock equivalents .............             429,788             529,501             452,181             533,515
                                                             -----------         -----------         -----------         -----------
Average diluted shares .............................           7,243,944           7,526,698           7,239,829           7,589,741
                                                             ===========         ===========         ===========         ===========

Earnings per common share:
        Basic ......................................         $      0.42         $      0.55         $      0.92         $      1.08
                                                             ===========         ===========         ===========         ===========
        Diluted ....................................         $      0.40         $      0.51         $      0.86         $      1.01
                                                             ===========         ===========         ===========         ===========


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